SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

August 31, 2009

Nanuk Warman
Mariposa Resources, LTD
11923 SW 37 Terrace
Miami, FL 33175

Dear Mr. Warman:

This is to confirm that the client-auditor relationship between Mariposa Resources, LTD (Commission File Number 0001375576 and Seale and Beers, CPAs has ceased as of this date, although we do not believe our independence has been impaired, we have become concerned that there might be an appearance that our independence has become impaired. You will need to file a Form 8-K within 4 days with the SEC.

Sincerely,

Bob Beers
Seale and Beers, CPAs

CC: **U.S. Securities & Exchange Commission**
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-551-5300 Phone
202-772-9252 Fax

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501